UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ZOLL MEDICAL CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	04-2711626
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

269 Mill Road Chelmsford, Massachusetts	01824
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC (Nasdaq Global Select Market)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A amends and supplements the Registration Statement on Form 8-A filed by ZOLL Medical Corporation, a Massachusetts corporation (the “Company”), with the U.S. Securities and Exchange Commission on April 24, 2008 (including the exhibits thereto, the “Form 8-A”). Capitalized terms used without definition herein shall have the meaning set forth in the Shareholder Rights Agreement, dated April 23, 2008 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”).

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

Amendment to Rights Agreement

In connection with the expected execution of the Agreement and Plan of Merger, dated as of March 12, 2012 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Asahi Kasei Corporation, a Japanese corporation (“Parent”), Asahi Kasei Holdings US, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“HoldCo”), and Asclepius Subsidiary Corporation, a Massachusetts corporation and a wholly-owned subsidiary of HoldCo (“Merger Sub”), and the Company, the Company and the Rights Agent entered into an amendment to the Rights Agreement, effective as of March 12, 2012 (the “Amendment”). The Amendment, among other things, renders the Rights Agreement inapplicable to the Merger (as defined in the Merger Agreement), the Offer (as defined in the Merger Agreement), the Tender and Voting Agreement, dated as of March 12, 2012, by and among Parent, HoldCo, Merger Sub and certain holders of shares of the Company’s Common Stock (the “Tender and Voting Agreement”), the Merger Agreement and the transactions contemplated thereby. The Amendment provides that the execution and delivery of the Merger Agreement and/or the Tender and Voting Agreement, or the consummation of the Offer, the Merger and/or the other transactions contemplated by the Merger Agreement, will not be deemed to result in either Parent, HoldCo or Merger Sub becoming an “Acquiring Person.” In addition, the Amendment provides that none of a “Stock Acquisition Date,” a “Distribution Date,” a “Section 11(a)(ii) Event” or a “Section 13 Event” shall occur, and that “Rights” will not separate from shares of the Company’s Common Stock, in each case, by reason of the execution and delivery of the Merger Agreement and/or the Tender and Voting Agreement, or the consummation of the Offer, the Merger and/or the other transactions contemplated by the Merger Agreement.

The Amendment also provides that the Rights will become exercisable in whole or in part at any time after the Distribution Date and at or prior to the earlier of (i) the close of business on the tenth anniversary of the Record Date, (ii) the time at which the Rights are redeemed as provided in Section 23 of the Rights Agreement, (iii) the time at which the Rights are exchanged as provided in Section 24 of the Rights Agreement or (iv) the effective time of the Merger (as defined in the Merger Agreement) (the “Effective Time”). Pursuant to the Amendment, the Company will provide the Rights Agent with notice of the Effective Time. Additionally, the

Amendment provides that upon the Effective Time, the Rights Agreement will terminate, if it has not otherwise terminated, without further force or effect and none of the parties to the Rights Agreement nor the holders of the Rights will be entitled to any benefits, rights or other interests under the Rights Agreement, including, without limitation, the right to purchase or otherwise acquire Preferred Stock or any other securities of the Company or of any other Person; except that Section 18(a) of the Rights Agreement will survive such termination. If the Merger Agreement is terminated, the changes to the Rights Agreement pursuant to the Amendment will be of no further force and effect.

Miscellaneous

The Rights Agreement and the Amendment are filed as Exhibits 4.1 and 4.2, respectively, to this Amendment No. 1 to Form 8-A and incorporated herein by reference. The above description of the material terms of the Amendment as they relate to the Rights Agreement is qualified in its entirety by reference to such exhibits.

Item 2.	Exhibits.

Exhibit No.	Description

3.1	Resolution of Directors Establishing Series A Junior Participating Cumulative Preferred Stock of ZOLL Medical Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on April 24, 2008).

4.1	Shareholder Rights Agreement, dated as of April 23, 2008, between ZOLL Medical Corporation and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on April 24, 2008).

4.2	Amendment, dated as of March 12, 2012, to the Shareholder Rights Agreement by and among ZOLL Medical Corporation and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 12, 2012).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ZOLL MEDICAL CORPORATION

Date: March 12, 2012	By:	/s/ Richard A. Packer
	Name:	Richard A. Packer
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Resolution of Directors Establishing Series A Junior Participating Cumulative Preferred Stock of ZOLL Medical Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on April 24, 2008).

4.1	Shareholder Rights Agreement, dated as of April 23, 2008, between ZOLL Medical Corporation and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on April 24, 2008).

4.2	Amendment, dated as of March 12, 2012, to the Shareholder Rights Agreement by and among ZOLL Medical Corporation and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 12, 2012).